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                                                                    Exhibit 99.1

INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors of Nissan Motor Acceptance Corporation
Torrance, California

We have examined management's assertion that Nissan Motor Acceptance Corporation (the "Company") has complied as of March 31, 2004 and for the period from November 13, 2003 (commencement of operations) to March 31, 2004 with its established minimum servicing standards (herein, the "Servicing Policy") identified and included in the accompanying Management's Assertion, dated June 18, 2004, for the Nissan Auto Receivables 2003-C Owner Trust. Management is responsible for the Company's compliance with the Servicing Policy. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Servicing Policy and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Servicing Policy.

In our opinion, management's assertion that the Company complied with the aforementioned Servicing Policy as of March 31, 2004 and for the period from November 13, 2003 (commencement of operations) to March 31, 2004 for the Nissan Auto Receivables 2003-C Owner Trust is fairly stated, in all material respects based on the criteria set forth in Appendix I.

/s/ Deloitte & Touche LLP

Costa Mesa, California
June 18, 2004

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MANAGEMENT'S ASSERTION

June 18, 2004

As of March 31, 2004 and for the period from November 13, 2003 (commencement of operations) to March 31, 2004, Nissan Motor Acceptance Corporation (the "Company") has complied, in all material respects, with the Company's established minimum servicing standards for automobile loans serviced by the Company for the Nissan Auto Receivables 2003-C Owner Trust as set forth in Appendix I (the "Standards"). The Standards are based on the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Banker's, modified to address the unique characteristics of servicing automobile loans.

         /s/ Steve Lambert
-------------------------------------------------
Steve Lambert - President

         /s/ Joji Tagawa
-------------------------------------------------
Joji Tagawa - Treasurer

         /s/ Anthony Wall
-------------------------------------------------
Anthony Wall - Assistant Treasurer and Controller

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                                                                      APPENDIX I

NISSAN MOTOR ACCEPTANCE CORPORATION'S MINIMUM SERVICING STANDARDS FOR AUTOMOBILE LOANS

I.       CUSTODIAL BANK ACCOUNTS

         1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

                  -        be mathematically accurate;

                  - be prepared within forty-five (45) calendar days after the cutoff date;

                  - be reviewed and approved by someone other than the person who prepared the reconciliation; and

                  - document explanations for reconciling items. These reconciling items shall be resolved within ninety
                           (90) calendar days of their original identification.

         2. Funds of the servicing entity shall be advanced as specified in the servicing agreement in cases where there is an overdraft in an investor's or a borrower's account and an advance is specified in the investor's servicing agreement.

         3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.      PAYMENTS

         1. Payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

         2. Payments made in accordance with the borrower's automobile loan documents shall be posted to the applicable borrower's records within two business days of receipt.

         3. Payments shall be allocated to principal, interest or other items in accordance with the borrower's automobile loan documents.

         4. Payments identified as payoffs shall be allocated in accordance with the borrower's automobile loan documents.

III.     DISBURSEMENTS

         1. Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

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         2.       Disbursements made on behalf of a borrower or investor shall be posted within two business days to the borrower's or investor's records maintained by the servicing entity.

         3. Amounts remitted to investors per the servicer's investor reports shall agree with canceled checks, or other form of payment, or custodial bank statements.

IV.      INVESTOR ACCOUNTING AND REPORTING

         1. Monthly investor reports are sent to the indenture trustee on a monthly basis listing the total unpaid principal balance and number of automobile loans serviced.

V.       AUTOMOBILE LOAN ACCOUNTING

         1. The servicing entity's automobile loan records shall agree with, or reconcile to, the records of borrower with respect to the unpaid principal balance on a monthly basis.

VI.      DELINQUENCIES

         1. Records documenting collection efforts shall be maintained during the period an automobile loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent automobile loans including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

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